EXHIBIT A

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

This agreement is made pursuant to Rule 13d-1(k)(1) under the Exchange Act by and among the parties listed below, each referred to herein as a “Joint Filer”.  The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Exchange Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, par value $0.001 per share, of Sycamore Networks, Inc., and that said joint filing may thereafter be amended by further joint filings.  The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 12th day of February, 2010.

/s/ Daniel E. Smith
Daniel E. Smith

/s/ Elizabeth G. Riley
Elizabeth G. Riley

PLATYKO PARTNERS, L.P.

By:	/s/ Daniel E. Smith
	Name:	Daniel E. Smith
	Title:	Managing Agent